Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Genie Energy Ltd.

Newark, NJ

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 16, 2022, relating to the consolidated financial statements of Genie Energy Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, P.C.

Woodbridge, New Jersey

November 22, 2023